Exhibit 99.1    Press Release


PRESS RELEASE
February 2, 2005
                                 For further information contact:
                                 David M. Bradley
                                 Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                 825 Central Avenue
                                 Fort Dodge, Iowa 50501
                                 515-576-7531

             NORTH CENTRAL BANCSHARES, INC. ANNOUNCES ANNUAL RESULTS
                 FOR YEAR END 2004 AND STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $3.34 diluted earnings per share for the year ended December 31, 2004, compared to diluted earnings per share of $3.48 for the year ended December 31, 2003. The Company's net income was $5.40 million for the year ended December 31, 2004, as compared to $5.85 million for the year ended December 31, 2003.

The Company's net income was $1.31 million, or diluted earnings per share of $0.83, for the fourth quarter of 2004, compared to net income of $1.32 million, or diluted earnings per share of $0.79, for the fourth quarter of 2003.

Net interest income for the year ended December 31, 2004 was $13.5 million, compared to net interest income of $13.1 million for the year ended December 31, 2003. The increase in net interest income was due primarily to an increase in interest-earning assets, offset in part by a decrease in the net interest margin. The net interest spread of 2.95% for the year ended December 31, 2004 represented a decrease from the net interest spread of 3.01% for the year ended December 31, 2003. The net interest margin of 3.19% for the year ended December 31, 2004 represented a decrease from the net interest margin of 3.26% for the year ended December 31, 2003.

The Company's provision for loan losses was $240,000 and $255,000 for the years ended December 31, 2004 and 2003, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $6.0 million and $6.6 million for the years ended December 31, 2004 and 2003, respectively. The decrease in noninterest income was due in part to decreases in mortgage banking income, loan prepayment fees, and abstract fees, offset in part by increases in fees associated with checking accounts, including overdraft fees, and other income.

                                     -MORE-

The Company's noninterest expense was $11.4 million and $10.9 million for the years ended December 31, 2004 and 2003, respectively. The increase in noninterest expense was due in part to increases in employee salary and benefits costs, expenses associated with the Bank's new branch offices in Ankeny and Clive, Iowa, an increase in costs associated with checking accounts, and a general increase in other noninterest expenses.

The Company's provision for income taxes was $2.5 million and $2.7 million for the years ended December 31, 2004 and 2003, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes, an increase in recurring low-income federal tax credit, offset in part by a one time low-income housing Iowa income tax credit with an effect on net income of approximately $110,000 that was recorded in 2003.

Total assets at December 31, 2004 were $462.7 million as compared to $424.0 million at December 31, 2003. The increase in assets consisted of an increase in loans, offset by a decrease in securities available-for-sale and cash and cash equivalents. Net loans increased by $44.4 million, or 12.2%, to $407.3 million at December 31, 2004 from $363.0 million at December 31, 2003. At December 31, 2004, net loans consisted of $184.3 million of one-to-four family real estate loans, $89.8 million of commercial real estate loans, $78.0 million of multi-family real estate loans, and $55.2 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Securities available-for-sale decreased $3.8 million, or 14.3%, to $23.1 million at December 31, 2004 from $27.0 million at December 31, 2003. The decrease in securities available-for-sale consisted primarily of a decrease in investment in mortgage-backed securities and an increase in unrealized loss on securities. Cash and cash equivalents decreased $2.1 million, or 21.0%, to $7.9 million at December 31, 2004 from $10.0 million at December 31, 2003.

Deposits increased $32.4 million, or 11.4%, to $316.3 million at December 31, 2004 from $284.0 million at December 31, 2003. Other borrowed funds increased $6.0 million, or 6.3%, to $101.0 million at December 31, 2004 from $95.0 million at December 31, 2003. The increase in the deposits and borrowed funds were used primarily to fund loan growth.

Nonperforming assets were 0.37% of total assets as of December 31, 2004 compared to 0.49% of total assets as of December 31, 2003. The allowance for loan losses was $3.2 million, or 0.77% of total loans, at December 31, 2004, compared to $3.2 million, or 0.86% of total loans, at December 31, 2003.

Stockholders' equity was $41.5 million at December 31, 2004, compared to $41.6 million at December 31, 2003. Stockholders' equity decreased by $0.1 million primarily due to stock repurchases, declared dividends, and an increase in unrealized loss on securities available-for-sale, offset in part by earnings and the exercise of stock options. Book value, or stockholders' equity per share, at December 31, 2004 was $27.14 compared to $25.92 at December 31, 2003. The ratio of stockholders' equity to total assets was 9.0% at December 31, 2004, as compared to 9.8% at December 31, 2003.

All stockholders of record on December 15, 2004, received a quarterly cash dividend of $0.25 per share on January 6, 2005. As of December 31, 2004, the Company had 1,530,530 shares of common stock outstanding.

During the year ended December 31, 2004, the Company repurchased a total of 143,055 shares of common stock, or approximately 8.9% of its outstanding shares of common stock at prevailing market prices averaging $37.46 per share.

The Company also announced that it will commence a new stock repurchase program. The program authorizes the Company to repurchase up to 6.53% or 100,000 shares of its 1,530,530 outstanding shares of common stock during the next twelve months. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)       December 31, 2004       December 31, 2003
                                                               -----------------       -----------------
Assets
   Cash and cash equivalents                                      $    7,918              $   10,019
   Securities available-for-sale                                      23,106                  26,952
   Loans (net of allowance of loan loss of $3,235 and
   $3,165, respectively)                                             407,316                 362,959
   Goodwill                                                            4,971                   4,971
   Other assets                                                       19,424                  19,108
                                                                  ----------              ----------

     Total Assets                                                 $  462,735              $  424,009
                                                                  ==========              ==========
Liabilities
   Deposits                                                       $  316,334              $  283,964
   Other borrowed funds                                              100,975                  95,005
   Other liabilities                                                   3,892                   3,448
                                                                  ----------              ----------
      Total Liabilities                                              421,201                 382,417

Stockholders' Equity                                                  41,534                  41,592
                                                                  ----------              ----------

   Total Liabilities and Stockholders' Equity                     $  462,735              $  424,009
                                                                  ==========              ==========

Stockholders' equity to total assets                                    8.98%                   9.81%
                                                                  ==========              ==========

Book value per share                                              $    27.14              $    25.92
                                                                  ==========              ==========

Total shares outstanding                                           1,530,530               1,604,780
                                                                  ==========              ==========



Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                             For the Three Months                        For the Years
                                                              Ended December 31,                       Ended December 31,
                                                          2004                   2003              2004                   2003
                                                       -------------------------------------------------------------------------
Interest income                                         $ 6,319                $ 6,146           $24,838                $25,456
Interest expense                                          2,888                  2,969            11,367                 12,342
                                                        -------                -------           -------                -------
    Net interest income                                   3,431                  3,177            13,471                 13,114
Provision for loan loss                                      55                     60               240                    255
                                                        -------                -------           -------                -------
    Net interest income after provision for loan loss     3,376                  3,117            13,231                 12,859
Noninterest income                                        1,464                  1,714             6,033                  6,570
Noninterest expense                                       2,958                  2,888            11,369                 10,860
                                                        -------                -------           -------                -------
    Income before income taxes                            1,882                  1,943             7,895                  8,569
Income taxes                                                573                    619             2,496                  2,721
                                                        -------                -------           -------                -------
    Net income                                          $ 1,309                $ 1,324           $ 5,399                $ 5,848
                                                        =======                =======           =======                =======

Basic earnings per share                                $  0.85                $  0.83           $  3.47                $  3.69
                                                        =======                =======           =======                =======
Diluted earnings per share                              $  0.83                $  0.79           $  3.34                $  3.48
                                                        =======                =======           =======                =======


                                                               For the Three Months                      For the Years
Selected Financial Ratios                                       Ended December 31,                     Ended December 31,

                                                             2004                2003                2004               2003
                                                          ----------------------------------------------------------------------
Performance ratios
    Net interest spread                                      2.94%               2.91%               2.95%              3.01%
    Net interest margin                                      3.16%               3.14%               3.19%              3.26%
    Return on average assets                                 1.14%               1.24%               1.21%              1.38%
    Return on average equity                                12.57%              12.83%              12.97%             14.65%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)              60.43%              59.05%              58.29%             55.17%